EXHIBIT 1

ASTROPOWER ASSET SALE APPROVED BY COURT

NEWARK, DE – March 12, 2004 – AstroPower, Inc. (OTC: APWRQ.PK) announced today the US Bankruptcy Court presiding over AstroPower’s Chapter 11 proceeding approved the sale of most of AstroPower Inc.’s US business assets to General Electric Company’s designee Heritage Power LLC.

The sale price was $15 million cash plus the assumption of certain liabilities. The sale is expected to close by the end of March.

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About AstroPower

Headquartered in Newark, Delaware, AstroPower manufactures solar electric power products, and is a leading provider of solar electric power systems for the mainstream residential market. AstroPower develops, manufactures, markets and sells a range of solar electric power generation products, including solar cells, modules and panels, as well as its SunChoice ™ pre-packaged systems for the global marketplace. Solar electric power systems provide a clean, renewable source of electricity in both off-grid and on-grid applications. For more information, please visit www.astropower.com.

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This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, as described in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. As a result, there can be no assurance that the Company’s future results will not be materially different from those projected. The projections contained herein speak only of the Company’s expectations as of the date of this press release. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which such statement is based.

CONTACT INFORMATION:

Carl H. Young III

Interim Chief Executive Officer

(302) 366-0400 ext. 4910